Exhibit 99

Quincy, Ill. - Titan International, Inc.
September 27, 2017

Contact:    Todd Shoot
Treasurer / VP, Investor Relations
(217) 221-4416

Fire Damages Tire Reclamation Facility in Alberta, Canada

QUINCY, Ill.— Titan International, Inc. (Titan) (NYSE: TWI) announced today that at approximately midnight MST on September 21, 2017, a fire broke out at the Titan Tire Reclamation Corporation (TTRC) facility in Fort McMurray, AB. No staff members or others were injured. The facility contains six thermal vacuum recovery (TVR) units, which are large, contained capsules used to recycle large mining tires. The fire started within one of the TVR units and was contained to a building housing three of the TVR units. Currently, the TTRC staff are working with affected customers to minimize the impact to their respective businesses. Three other TVR units located in another building were not affected. Titan carries both casualty and property insurance for its facilities and equipment, as well as business interruption insurance, and is reviewing the extent and scope of this coverage with its insurance carriers.

Titan International, Inc. President and CEO Paul Reitz commented, “We have safety procedures in place to avoid potential hazards, as safety is a top priority at all of our facilities.  We will continue to take actions necessary to ensure the safety of our staff, TTRC’s neighbors and the environment.  We are incredibly thankful to the first responders who promptly attended to the situation."

Safe harbor statement: This press release contains forward-looking statements, which statements are covered by the “Safe Harbor for Forward-Looking Statements” provided by the Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "anticipate," "plan," "would," "could," "outlook," "potential," "may," "will" and other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, these assumptions are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond Titan International, Inc.’s control. As a result, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results and trends to differ materially from those made, projected or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to risks detailed in Titan International, Inc.'s periodic reports filed with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2016. These forward-looking statements are made only as of the date hereof. The Company cautions that any forward-looking statements included in this press release are subject to several risks and uncertainties and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

About Titan
Titan International, Inc. (NYSE: TWI) is a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products. Headquartered in Quincy, Illinois, the company globally produces a broad range of products to meet the specifications of original equipment manufacturers (OEMs) and aftermarket customers in the agricultural, earthmoving/construction, and consumer markets. For more information, visit www.titan-intl.com.
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